Exhibit 99.1

AptarGroup Reports Strong Operating Results with Record Third Quarter Earnings

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 29, 2015--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter net income and earnings per share.

Third Quarter 2015 Summary

  Strong operating results across each business segment drove the consolidated operating income margin to 15% compared to 12% in the prior year
  Record third quarter earnings per share of $0.83 rose 30% when compared to currency-adjusted prior year earnings per share of $0.64, and rose 14% when compared to reported prior year earnings per share of $0.73
  Core sales, which exclude currency translation effects, increased approximately 3% (reported sales decreased 10%)

THIRD QUARTER RESULTS

For the quarter ended September 30, 2015, reported sales decreased 10% to $586 million from $652 million a year ago. Core sales, which exclude the negative impact from changes in currency exchange rates, increased by approximately 3%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Sales Growth Before Currency Effects (Core Sales)	(1%)	10%	3%	3%
Currency Effects (1)	(14%)	(12%)	(8%)	(13%)
Total Reported Sales Growth	(15%)	(2%)	(5%)	(10%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephen Hagge, President and CEO, said, “This was an excellent quarter and quite similar to our second quarter record performance. Our Beauty + Home segment performed very well operationally despite continued softness in the personal care and beauty markets, a challenging foreign currency environment and a general deceleration in the developing regions. Our Pharma and Food + Beverage segments each had outstanding quarters as well, with broad-based demand for our innovative dispensing solutions. Food + Beverage’s core sales growth was negatively impacted by decreased tooling sales and the passing through of resin cost decreases. Excluding resin and tooling effects, Food + Beverage core product sales increased approximately 13%. Operating profit margins improved at each segment compared to the prior year and I’m pleased to see the impact of our cost saving efforts across the company.”

AptarGroup reported earnings per share of $0.83 compared to $0.73 per share a year ago. Assuming a comparable foreign currency exchange environment, comparable earnings per share for the prior year were approximately $0.64.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2015, reported sales decreased 11% to approximately $1.8 billion from approximately $2.0 billion a year ago. Core sales, which exclude the negative impact from changes in currency exchange rates, increased by approximately 1%.

Nine Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Sales Growth Before Currency Effects (Core Sales)	(3%)	8%	3%	1%
Currency Effects (1)	(13%)	(14%)	(7%)	(12%)
Total Reported Sales Growth	(16%)	(6%)	(4%)	(11%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Hagge commented on the year-to-date results, “Currency translation headwinds significantly affected our year-to-date reported results compared to the prior year. Despite softness in certain markets and the passing through of resin cost decreases, our core sales improved over the prior year. We continue to focus on cost containment while we grow in the various markets we serve and this approach, along with a favorable mix of business, drove our strong operating results through the first nine months of this year.”

AptarGroup reported earnings per share of $2.41 compared to $2.21 a year ago. Excluding the effect of a change in inventory valuation methods made in the second quarter (approximately $0.08 per share), adjusted earnings per share for the nine months year-to-date were $2.33. Assuming a comparable foreign currency exchange environment, comparable earnings per share for the prior year were approximately $1.90.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “Currency exchange rates will continue to be a significant headwind on our translated results compared to the prior year at least until early next year. We don’t see any significant changes in the macroeconomic conditions that are currently affecting our business, including selected softness in certain markets. Also, we anticipate that certain customers may choose to reduce inventory levels at year end as we have seen in recent years. Despite these near-term issues, we expect fourth quarter earnings on a comparable currency basis to improve over the prior year. In addition, we are optimistic about the future and we remain committed to our market-focused strategy, investing in research and development, and positioning the company for long-term growth.”

AptarGroup expects earnings per share for the fourth quarter, assuming a comparable effective tax rate as the prior year fourth quarter, to be in the range of $0.61 to $0.66 per share compared to $0.63 per share reported in the prior year. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year were approximately $0.58.

SHARE REPURCHASE PROGRAM AND INCREASED CASH DIVIDEND

As planned, AptarGroup concluded a previously announced $250 million accelerated share repurchase program near the end of the third quarter and received approximately 720,000 additional shares. This brings the total amount of shares repurchased under the program to approximately 3,853,000 shares. Also, as previously announced, AptarGroup increased the quarterly cash dividend by 7% to $0.30 per share. The payment date is November 25, 2015, to shareholders of record as of November 4, 2015. Hagge stated, “Our strong financial condition allows us to continue to invest in our business and return value to shareholders through share repurchases and increased cash dividends.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, October 30, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss AptarGroup’s third quarter results for 2015. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. To learn more, visit www.aptar.com.

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic conditions worldwide as well as potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the availability of raw materials and components; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-Ks and Form 10-Qs. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net Sales	$586,290	$651,942	$1,770,376	$1,998,624
Cost of Sales (exclusive of depreciation
shown below)	381,424	443,520	1,142,681	1,347,982
Selling, Research & Development and
Administrative	81,370	91,649	266,869	294,809
Depreciation and Amortization	35,439	38,158	103,664	113,871
Operating Income	88,057	78,615	257,162	241,962
Other Income/(Expense):
Interest Expense	(8,948)	(5,332)	(25,446)	(15,459)
Interest Income	1,762	1,386	4,598	3,449
Equity in results of affiliates	(209)	(124)	(735)	(1,868)
Miscellaneous, net	(1,285)	(429)	(2,752)	(582)
Income before Income Taxes	79,377	74,116	232,827	227,502
Provision for Income Taxes	26,115	25,496	76,925	77,390
Net Income	$53,262	$48,620	$155,902	$150,112

Net (Income)/Loss Attributable to Noncontrolling Interests	(15)	(25)	55	(52)
Net Income Attributable to AptarGroup, Inc.	$53,247	$48,595	$155,957	$150,060
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.85	$0.75	$2.49	$2.30
Diluted	$0.83	$0.73	$2.41	$2.21

Average Numbers of Shares Outstanding:
Basic	62,885	64,886	62,627	65,225
Diluted	64,454	66,845	64,609	67,761

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
ASSETS

Cash and Equivalents	$434,059	$399,762
Short-term Investments	67,053	-
Total Cash and Equivalents, and Short-term Investments	501,112	399,762
Receivables, net	422,895	406,976
Inventories	310,844	311,072
Other Current Assets	97,651	96,128
Total Current Assets	1,332,502	1,213,938
Net Property, Plant and Equipment	773,203	811,655
Goodwill, net	316,382	329,741
Other Assets	69,665	81,856
Total Assets	$2,491,752	$2,437,190

LIABILITIES AND EQUITY

Short-Term Obligations	$72,748	$251,976
Accounts Payable and Accrued Liabilities	365,460	352,762
Total Current Liabilities	438,208	604,738
Long-Term Obligations	763,731	588,892
Deferred Liabilities	129,909	139,644
Total Liabilities	1,331,848	1,333,274

AptarGroup, Inc. Stockholders' Equity	1,159,606	1,103,407
Noncontrolling Interests in Subsidiaries	298	509
Total Equity	1,159,904	1,103,916

Total Liabilities and Equity	$2,491,752	$2,437,190

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014
NET SALES
Beauty + Home	$321,638	$378,905	$970,176	$1,155,367
Pharma	175,427	179,191	537,396	569,230
Food + Beverage	89,225	93,846	262,804	274,027
Total Net Sales	$586,290	$651,942	$1,770,376	$1,998,624

SEGMENT INCOME (1)
Beauty + Home	$27,961	$25,399	$78,529	$80,378
Pharma	52,941	49,314	160,404	154,589
Food + Beverage	13,236	11,713	37,277	33,209
Corporate and Other	(7,575)	(8,364)	(22,535)	(28,664)
Total Income Before Interest and Taxes	$86,563	$78,062	$253,675	$239,512
Interest Expense, Net	(7,186)	(3,946)	(20,848)	(12,010)
Income before Income Taxes	$79,377	$74,116	$232,827	$227,502

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.7%	6.7%	8.1%	7.0%
Pharma	30.2%	27.5%	29.8%	27.2%
Food + Beverage	14.8%	12.5%	14.2%	12.1%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses and income taxes.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424